UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2016

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2016, our Compensation Committee considered equity compensation matters in connection with 2015 financial and operational results, and in connection therewith granted restricted stock awards totaling 40,000 shares of common stock under our 2009 Restricted Stock/Unit Plan (the “Plan”) to two of our executive officers based upon the closing price of our common stock on April 5, 2016 of $20.39 per share. The following table summarizes the restricted stock award grants made to the executive officers.

Name	Dollar Value of the Award	Number of Restricted Shares Awarded
James R. Hazlett, Vice President - Technical Services	$407,800	20,000
G. Larry Lawrence, Chief Financial Officer	$407,800	20,000

The restricted shares are subject to a two year vesting requirement from the date of grant pursuant to which half of the shares will vest on the first anniversary of the grant date and the remainder will vest on the second anniversary of the grant date. All of the restricted shares are subject to acceleration (an “Acceleration Event”) and will immediately vest in the case of (i) death, disability, or retirement of the recipient employee, or (ii) a change of control in the Company, as set forth in the Restricted Stock Plan.

Also on April 6, 2016, our Board of Directors made is annual grant of restricted stock awards to our independent directors under our Independent Director Compensation Policy. Under the policy, the independent directors receive an annual award of restricted shares based upon a review of equity award values paid by other public companies in the Company's peer group and the Company's market and financial performance in comparison to such peer group companies. For 2016, based upon the Company's 2015 performance compared to its peer group, the Compensation Committee recommended and the Board approved an equity award value of $120,000 in restricted stock. In connection therewith, each of our four independent directors was granted for 2016 the amount of 5,884 shares of restricted stock pursuant to the Plan, based upon the closing price of $20.39 per share as of April 5, 2016. Each award vests in quarterly installments of 1,471 shares beginning on March 31, 2017, although each award is also subject to accelerated vesting upon an Acceleration Event.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: April 13, 2016
	By:	/s/ Stephen C. Taylor
Stephen C. Taylor, President & Chief Executive Officer